Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

Cardiol Therapeutics Inc.

Oakville, Ontario

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2021, relating to the financial statements of Cardiol Therapeutics Inc., which is contained in that Prospectus.

/s/ BDO Canada LLP

BDO Canada LLP

Montréal, Québec

August 3, 2021